LETTERHEAD OF COMISKEY & COMPANY




January 3, 2003


Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

Re:  Advanced ID Corporation


Dear Sirs:

We have read the disclosures made in Item 4 of the report on Form 8-K of Advanced ID Corporation (the
"8-K Report") dated January 3, 2002, and have the following comments:

  - With respect to Item 4(a), we agree with the statements.

  - With respect to Item 4(b), we have no basis to agree or
     disagree with those statements.

Very truly yours,


COMISKEY & COMPANY
PROFESSIONAL CORPORATION


By: /s/ Jennifer Maliar
      Jennifer Maliar, C.P.A.